Exhibit 99.2

PENN LIBERTY FINANCIAL CORP.	REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENN LIBERTY FINANCIAL CORP. (“PENN LIBERTY”) FOR USE ONLY AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON                     , 2016 AND ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints Patrick J. Ward and David K. Griest, and each of them, with full powers of substitution, as proxies, with full powers of substitution, to vote the shares of common stock of Penn Liberty held of record by the undersigned at the Special Meeting of Shareholders to be held at the                     , on                     , 2016, at     :00 a.m., local time, and at any adjournment thereof, with all the powers that the undersigned would possess if personally present, as follows:

1.	Proposal to adopt and approve the Agreement and Plan of Reorganization, dated as of November 23, 2015, by and between WSFS Financial Corporation (“WSFS”) and Penn Liberty, as amended from time to time (the “Merger Agreement”), pursuant to which Penn Liberty will merge with and into WSFS (the “Merger”).

	☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	Proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of adoption and approval of the Merger Agreement.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

(Please sign on reverse side.)

The Board of Directors recommends that you vote FOR adoption and approval of the Merger Agreement, and FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of adoption and approval of the Merger Agreement. You are encouraged to specify your choices by marking the appropriate boxes above; however, you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. This proxy may be revoked at any time before it is exercised.

Shares of Common Stock of Penn Liberty will be voted as specified. If you return a signed proxy but no specification is made, shares will be voted FOR adoption and approval of the Merger Agreement, and FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of adoption and approval of the Merger Agreement, and otherwise at the discretion of the proxies.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders of Penn Liberty Financial Corp., called for                     , 2016, and the accompanying Prospectus/Proxy Statement prior to the signing of this Proxy.

Certificate Number:

Name of Stockholder:

Number of Shares Owned:

Please be sure to sign and date this Proxy below.

Date:

Stockholder sign above	--	co-holder (if any) sign above.

PENN LIBERTY FINANCIAL CORP.

Please sign this Proxy exactly as your name(s) appear(s) on this Proxy. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

PLEASE ACT PROMPTLY

MARK, SIGN, DATE AND MAIL YOUR PROXY CARD TODAY